Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On November 13, 2023, Phoenix Motor Inc. (“Phoenix Motor” or the “Company”) entered into two Asset Purchase Agreements (collectively, the “Asset Purchase Agreements”) with Proterra, Inc. and its subsidiary, Proterra Operating Company, Inc. (collectively, “Proterra”), pursuant to which Phoenix Motor agreed to purchase substantially all of the assets of the Proterra Transit business line.

Pursuant to the separate Asset Purchase Agreements, Phoenix Motor agreed to purchase:

(i) the Proterra Transit Business Unit, which is the business unit of Proterra that designs, develops and sells electric transit buses as an original equipment manufacturer for North American public transit agencies, airports, universities and other commercial transit fleets (“Proterra Transit Business Unit”), and

(ii) the Proterra Battery Lease Agreements, which are all of the battery lease transferred contracts to which Proterra is a party as the “lessor” thereunder, used in connection with deployed Proterra electric transit buses (“Proterra Battery Lease Agreements”).

On January 11, 2024, the Company completed the acquisition of the Proterra Transit Business for a purchase price of $3.5 million. The Company also assumed certain of Proterra’s obligations associated with the purchased Proterra Transit Business Unit, free and clear of liens, claims, encumbrances, other than certain specified cure payments and other liabilities of Proterra related to the Proterra Transit Business Unit.

On February 7, 2024, the Company completed purchase of the Proterra Battery Lease Agreements for a purchase price of $6.5 million.

The following unaudited pro forma consolidated combined financial statements present the historical consolidated financial statements of Phoenix Motor Inc. and its subsidiaries (“the Group”) and the historical debtor-in-possession financial statements of Proterra Transit and battery lease business (“Proterra Transit”), adjusted as if the Company had acquired Proterra transit business.

The unaudited pro forma consolidated combined balance sheet combines the historical consolidated balance sheet of the Group and the historical debtor-in-possession balance sheet of Proterra Transit as of December 31, 2023, giving effect to the acquisition as if the acquisition had been consummated on December 31, 2023. The unaudited pro forma combined statement of operations and comprehensive loss for the years ended December 31, 2023 and 2022 combines the historical combined statement of operations and comprehensive loss of the Group and the historical debtor-in-possession statement of operations and comprehensive loss of Proterra Transit, giving effect to the acquisition as if the acquisition had been consummated on January 1, 2022, the beginning of the earliest period presented. The historical consolidated financial statements have been adjusted in the unaudited pro forma consolidated combined financial statements to give pro forma effect to events that are: (1) directly attributable to the acquisition; (2) factually supportable; and (3) with respect to the statement of operations, expected to have a continuing impact on the Group’s results following the completion of the acquisition.

The unaudited pro forma consolidated combined financial statements have been developed from and should be read in conjunction with:

●	The accompanying notes to the unaudited pro forma consolidated combined financial statements;

●	The historical consolidated financial statements and related notes of Phoenix Motor Inc. as of December 31, 2022, for the year ended December 31, 2022, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in Phoenix Motor Inc s Annual Report on Form 10-K for the year ended December 31, 2022, which were filed with the Securities and Exchange Commission; and

●	The historical debtor-in-possession financial statements of Proterra Transit and battery lease business as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which are contained elsewhere in this statement.

PHOENIX MOTOR INC.

CONSOLIDATED BALANCE SHEETS

(In US$ thousands, except per share data)

	As of December 31, 2023
	Historical		Pro Forma
	Phoenix	Proterra	Pro Forma	Pro Foma
	Motor	Transit	Adjustment	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	31	-	-	31
Restricted cash, current	3,252	-	(3,000)	252
Accounts receivable, net	451	28,529	-	28,980
Inventories	1,796	71,048	-	72,844
Prepaid expenses and other current assets, net	356	6,864	-	7,220
Amount due from related parties	130	-	-	130
Total current assets	6,016	106,441	(3,000)	109,457
Property and equipment, net	1,119	4,497	-	5,616
Operating lease right-of-use assets	-	2,840	-	2,840
Net investment in leases	230	-	-	230
Intangible assets			26,178	26,178
Goodwill	4,271	-	-	4,271
Other assets	-	10,561	-	10,561
Total assets	11,636	124,339	23,178	159,153
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	3,529	26,515	-	30,044
Accrued liabilities	926	3,751	-	4,677
Advance from customers, current	167	-	-	167
Deferred income	362	16,133	-	16,495
Warranty reserve	289	4,303	-	4,592
Lease liabilities - current portion	1,303	997	-	2,300
Amounts due to related parties	863	-	-	863
Short-term borrowing	961		-	961
Derivative liability	1,156	-	-	1,156
Convertible note – current portion	1,320	-	-	1,320
Long-term borrowing, current portion	5	-	-	5
Intercompany payable	-	166,178	(166,178)	-
Total current liabilities	10,881	217,877	(166,178)	62,580
Lease liabilities - non-current portion	2,696	1,798	-	4,494
Advance from customers, noncurrent	2,214	-	-	2,214
Convertible notes, noncurrent portion	540	-	-	540
Warranty reserve, non-current	-	10,465	-	10,465
Deferred revenue, non-current	-	24,199	-	24,199
Long-term borrowings	144	-	-	144
Total liabilities	16,475	252,936	(166,178)	104,636
Equity:
Common stock, par $0.0004, 450,000,000 shares authorized, 21,900,918 shares issued and outstanding as of December 31, 2023	9	-	4	13
Additional paid-in capital	44,359	-	33,174	77,533
Accumulated deficit	(49,207)	(130,000)	156,178	(23,029)
Total stockholders’ (deficit) equity	(4,839)	(130,000)	189,356	54,517
Total liabilities and stockholders’ (deficit) equity	11,636	124,339	23,178	159,153

PHOENIX MOTOR INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In US$ thousands, except for per share data)

	For the Year ended December 31, 2023
	Historical		Pro Forma
		Proterra	Pro Forma	Pro Foma
	Phoenix	Transit	Adjustment	Consolidated
Net revenues	3,488	115,778	-	119,266
Cost of revenues	3,398	115,324	-	118,722
Gross profit	90	454	-	544
Operating expenses:
Selling, general and administrative	14,902	56,130	-	71,032
Provision for credit loss	1,062	-	-	1,062
Operating loss	(15,874)	(55,676)	-	(71,550)

Other income (expense):
Interest expense, net	(606)	(437)	-	(1,043)
Gain on sales-type leases	238	-	-	238
Change in fair value of derivative liability	(319)	-	-	(319)
Tax refund	697	-	-	697
Impairment of long-lived assets	(4,968)	-	-	(4,968)
Others	209	1,159	-	1,368
Total other income (expense), net	(4,749)	722	-	(4,027)
Loss before income taxes	(20,623)	(54,954)		(75,557)
Income tax provision	(22)	-		(22)
Net loss	(20,645)	(54,954)	-	(75,599)

Net loss per share of common stock:
Basic and Diluted	(0.97)	(0.24)	-	(2.77)
Weighted average common stocks outstanding	21,199	228,167	(222,080)	27,286

PHOENIX MOTOR INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In US$ thousands, except per share data)

	For the Year ended December 31, 2022
	Historical		Pro Forma
	Phoenix	Proterra	Pro Forma	Pro Foma
	Motor	Transit	Adjustment	Combined
Net revenues	4,330	191,087	-	195,417
Cost of revenues	3,510	184,900	-	188,410
Gross profit	820	6,187	-	7,007
Operating expenses:
Selling, general and administrative	13,970	82,754	300	97,024
Operating loss	(13,150)	(76,567)	(300)	(90,017)

Other income (expense):
Interest expense, net	(7)	(265)	-	(272)
Tax refund	196	-	-	196
Others	265	1,786	26,178	28,229
Total other income (expense), net	454	2,051	26,178	28,153
Loss before income taxes	(12,696)	(75,046)	25,878	(61,864)
Income tax provision	(9)	-		(9)
Net loss	(12,705)	(74,046)	25,878	(61,873)

Net loss per share of common stock:
Basic and Diluted	(0.65)	(0.33)	-	(2.40)
Weighted average common stocks outstanding	19,664	224,301	(218,214)	25,751

(1) Basis of Pro Forma Presentation

The unaudited pro forma consolidated combined financial statements have been prepared assuming the acquisition is accounted for as a business combination using the acquisition method of accounting under Financial Accounting Standards Board (“FASB”) ASC 805, Business Combinations (“ASC 805”). For business combinations under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred. Acquisition-related transaction costs include valuation, auditing, legal consulting fee and others.

The unaudited pro forma consolidated combined financial statements reflect adjustments, based on available information and certain assumptions that Phoenix Motor believes are reasonable, attributable to the following:

●	The acquisition of Proterra Transit, which will be accounted for as a business combination, with the Company identified as the acquirer, and $10 million as acquisition consideration. The Company is considered the accounting acquirer since immediately following the closing: (i) the Company stockholders will own a majority of the voting rights of the combined company; (ii) the Company will designate a majority of the initial members of the board of directors of the combined company; (iii) the Company’s senior management will hold the majority of the key positions in senior management of the combined company; and (iv) the Company will continue to maintain its corporate headquarters in Anaheim, California , United States.

●	The incurrence of acquisition-related expenses.

The pro forma adjustments represent management’s estimates based on information available as of the date of this filing and are subject to change as additional information becomes available and additional analyses are performed. The pro forma financial statements are provided for illustrative purposes only and are not intended to represent what the Company financial position or results of operations would have been had the acquisition actually been consummated on the assumed dates nor do they purport to project the future operating results or financial position of the Company following the acquisition. The pro forma financial statements do not reflect future events that may occur after the acquisition, including, but not limited to, the anticipated realization of ongoing savings from potential operating efficiencies, cost savings, or economies of scale that the Company may achieve with respect to the combined operations. Specifically, the pro forma statements of operations do not include the synergies expected to be achieved as a result of the acquisition and any associated costs that may be incurred to achieve the identified synergies. Additionally, the Company cannot assure that additional charges will not be incurred in excess of those included in the pro forma additional valuation, auditing, and legal consulting fees related to the acquisition, The Company’s efforts to achieve operational synergies, or that management will be successful in its efforts to integrate the operations. The pro forma statement of operations also excludes the effects of costs associated with any restructuring and integration activities that may result from the acquisition. Further, the pro forma financial statements do not reflect the effect of any regulatory actions that may impact the results of the Company following the acquisition.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma consolidated combined financial statements. In Phoenix Motor’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The historical financial statements have been adjusted in the unaudited pro forma consolidated combined financial statements to give effect to the acquisition. These adjustments are directly attributable to the acquisition, factually supportable and, with respect to the unaudited pro forma consolidated combined statements of operations, expected to have a continuing impact on Phoenix Motor following the acquisition.

(2)  Pro Forma Adjustments and Assumptions

Pro Forma Adjustments to the Consolidated Balance Sheet as of December 31, 2022:

a.	Reflects $10,000 cash consideration for acquisition of Proterra Transit and adjustments to state Proterra Transit’s assets acquired and liabilities assumed at preliminary fair value. A summary of the consideration paid, and the preliminary fair value of the assets acquired, and liabilities assumed is as follows:

Cash consideration for Proterra Transit Business Unit	$3,500
Cash consideration for Proterra Battery Lease business	6,500
Total consideration	$10,000

Preliminary fair value of assets acquired:
Current assets
Accounts receivables, net	$28,529
Inventories	71,048
Prepaid expenses and other current assets, net	6,864
Non-current assets
Property and equipment, net	4,497
Operating lease right-of-use assets	2,840
Other assets	10,561
Total preliminary fair value of assets acquired	$124,339

Preliminary fair value of liabilities assumed:
Current liabilities
Accounts payable	$26,515
Accrued liabilities	3,751
Deferred income	16,133
Warranty reserve	4,303
Lease liabilities - current portion	997
Non-current liabilities
Lease liabilities - non-current portion	1,798
Warranty reserve, non-current	10,465
Deferred revenue, non-current	24,199
Total preliminary fair value of liabilities assumed	$88,161
Net Assets acquired and liabilities assumed	$36,178

Bargain Purchase Gain	$26,178

The acquisition consideration is allocated to the acquired assets and assumed liabilities based on their preliminary fair values, and any excess is initially allocated to the identifiable intangible asset, customer relationship. The purchase price exceeded the fair value of net assets acquired by $26,179. The Company allocated the $26,179 excess to intangible assets, which will be amortized over 5 years. The calculation of the bargain purchase gain entails the determination of the preliminary fair value of net assets and deducting the consideration paid by the Company. The initial allocation is subject to change upon the final valuation which is to be done after the date of closing. Such a change could have a material impact on the Company’s financial statements.

b.	Represents the elimination of Proterra Transit’s historical equity balances.

c.	Represents the accrual of $300 in estimated valuation, auditing, and legal consulting fees that are payable as a result of the acquisition of Proterra Transit, which were not reflected in either Phoenix Motor’s or Proterra Transit’s historical financial statements.

d.	Represents raising $7,000 from issuing 6,086,957 shares of the Phoenix Motor’s common stocks.

Pro Forma Adjustments to the Consolidated Statement of Operations and Comprehensive Loss for the Years Ended December 31, 2023 and 2022:

a.	Represents the bargain purchase gain incurred in the acquisition of Proterra Transit. The calculation of the bargain purchase gain entails the determination of the fair value of net assets, and deducting the consideration paid by the Company.

b.	Represents the accrual of $300 in estimated valuation, auditing, and legal consulting fees that are payable as a result of the acquisition of Proterra Transit, which were not either Phoenix Motor’s or Proterra Transit’s historical financial statements.

c.	The pro forma basic and diluted net loss per common share was computed by dividing pro forma net loss attributable to Phoenix Motor by the historical weighted average number of shares of common stock outstanding, as if the acquisition had been consummated on January 1, 2022.